Exhibit 2.1

AGREEMENT AND

PLAN OF REORGANIZATION AND MERGER

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER dated as of May 14, 2015, (“Agreement”), is made and entered into by and among FNB Bancorp, a California corporation (“FNB”), First National Bank of Northern California, a national banking association and wholly-owned subsidiary of FNB (“FNBNC”), America California Bank, a California banking corporation (“ACB”), and ACB Interim Merger Corporation, a California corporation and wholly-owned subsidiary of FNB (“Merger Corporation”) formed by FNB for the purpose of acquiring all of the outstanding stock of ACB through the merger of Merger Corporation with and into ACB.

WHEREAS, the Boards of Directors of FNB and ACB deem it advisable and in the best interests of FNB and ACB and their respective shareholders that FNB, FNBNC, ACB and the Merger Corporation enter into a business combination upon the terms and conditions set forth herein whereby the Merger Corporation will merge with and into ACB, with ACB being the surviving corporation in such merger (the “Merger”), pursuant to the terms of the agreement of merger (the “Agreement of Merger”) substantially in the form attached hereto as Exhibit A;

WHEREAS, immediately upon consummation of the Merger, FNB intends to cause ACB and FNBNC to consummate a merger (the “Bank Merger”) whereby ACB will merge with and into FNBNC, and the resulting national banking association will continue as a wholly-owned subsidiary of FNB under the national bank charter of FNBNC and with the name, “First National Bank of Northern California” pursuant to the terms of the merger agreement (the “Bank Merger Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, the Boards of Directors of FNB, FNBNC and ACB have determined that the Merger and the Bank Merger (together, the “Mergers”) and other transactions contemplated by this Agreement are consistent with, and will contribute to the furtherance of, their respective business strategies and goals;

WHEREAS, FNB, FNBNC and ACB desire to set forth herein certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to the willingness of FNB and FNBNC to enter into this Agreement, each of the ACB directors is executing and delivering to FNB a shareholder agreement in the form attached hereto as Exhibit C (“Shareholder Agreement”) and a non-solicitation and confidentiality agreement (effective as of the Effective Time of the Merger, as defined below) substantially in the form attached hereto as Exhibit D (“Non-Solicitation and Confidentiality Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to the willingness of FNB and FNBNC to enter into this Agreement, each of the ACB executive officers is executing and delivering to FNB a Non-Solicitation and Confidentiality Agreement (effective as of the Effective Time of the Merger, as defined below), in consideration of the change in control payments described in Section 3.3(k);

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WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to the willingness of FNB, FNBNC and ACB to enter into this Agreement, the record and beneficial holders of not less than two-thirds (2/3) of the outstanding shares of ACB capital stock are executing and delivering a commitment to the ACB Board of Directors, substantially in the form attached hereto as Exhibit E, pursuant to which such holders have confirmed their intention to vote their shares of stock in favor of this Agreement and the transactions described herein as will be recommended by the ACB Board of Directors; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to the willingness of FNB, FNBNC and ACB to enter into this Agreement, not less than two-thirds (2/3) of the record and beneficial holders of ACB Series A Preferred Stock and Series B Preferred Stock, respectively, are executing and delivering a commitment to the ACB Board of Directors, substantially in the form attached hereto as Exhibit E, pursuant to which such holders have confirmed their intention to vote their shares of stock in favor of this Agreement and the transactions described herein (including but not limited to the conversion of preferred stock to common stock on a one-to-one basis) as will be recommended by the ACB Board of Directors;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE MERGERS

1.1.           Effective Date and Times. Subject to the terms and conditions of this Agreement, the Merger and the Bank Merger shall become effective on the date (the “Effective Date”) and at the times on such date (respectively, the “Effective Time of the Merger” and the “Effective Time of the Bank Merger”) selected by the parties after all Government Approvals as defined in Section 3.3(a) have been received and satisfied and all other conditions to the Merger and the Bank Merger set forth in this Agreement have been satisfied.

1.2.           The Merger.

(a)           Subject to the terms and conditions of this Agreement and the Agreement of Merger, FNB will cause the Merger Corporation to be merged with and into ACB in accordance with the provisions of Section 4825 of the California Financial Code and Section 1107 of the California General Corporation Law (the “CGCL”). ACB shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of California. Upon consummation of the Merger, the separate corporate existence of the Merger Corporation shall terminate.

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(b)           Subject to the terms and conditions of this Agreement, upon the filing with the Secretary of State of the State of California (the “California Secretary”) of a duly executed Agreement of Merger, substantially in the form attached hereto as Exhibit A, and officers’ certificates as prescribed in Section 1103 of the CGCL, the Merger shall become effective. The date on which the Merger is to be effective shall be prescribed in the Agreement of Merger and the parties shall use their best efforts to cause such date to occur on the “Closing Date” (as defined in Article 8).

(c)           The Merger shall have the effects provided by this Agreement and as set forth in the CGCL. The resulting corporation shall be deemed to be a continuation in entity and identity of each of the Merger Corporation and ACB; shall be subject to all the liabilities, obligations, duties and relations of each merging party, and shall without the necessity of any conveyance, assignment or transfer, become the owner of all of the assets of every kind and character formerly belonging to the Merger Corporation and ACB. If, on the Effective Date, ACB is acting as trustee, guardian, executor, administrator, custodian or in any other fiduciary capacity, the resulting corporation shall, without the necessity of any judicial action or action by the creator of such trust, continue such office, trust or fiduciary relationship and shall perform all of the duties and obligations and exercise all of the powers and authority connected with or incidental to such fiduciary relationship in the same manner as though the resulting corporation had been originally named or designated as such fiduciary. The naming or designating by a testator, or the creator of a living trust, of ACB to act as a trustee, guardian, executor or in any other fiduciary capacity shall be considered the naming or designating of the resulting corporation. The name of the resulting corporation shall be “America California Bank” and the existing office and facilities of ACB shall be the principal office and facilities of the resulting corporation following the Merger.

(d)           The Articles of Incorporation and Bylaws of ACB, as in effect immediately before the effective time of the Merger will be the Articles of Incorporation and Bylaws of the resulting corporation, until thereafter changed as provided in the Bank Merger Agreement. The directors and officers, respectively, of the Merger Corporation at the Effective Time of the Merger will become the directors and officers of the resulting corporation and will hold office from the Effective Time of the Merger until their respective successors are duly elected or appointed and qualified in the manner provided in the Bank Merger Agreement or the Articles of Association and Bylaws of the Resulting Bank (as defined below).

(e)           At the Effective Time of the Merger, by virtue of the Merger and without any further action on the part of FNB, FNBNC, the Merger Corporation or ACB or any holder of shares of ACB capital stock:

(i)          Each share of ACB common stock issued and outstanding immediately prior to the Effective Time of the Merger shall, as of the Effective Time of the Merger, automatically be converted into and shall thereafter represent the right to receive $10.60 in cash (the “Per Share Consideration”).

(ii)         Each share of ACB Series A Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger and each share of ACB Series B Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, as of the Effective Time of the Merger, automatically be converted into one (1) share of common stock and shall thereafter represent the right to receive the Per Share Consideration.

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(iii)          The aggregate amount of the Per Share Consideration to be paid to all holders of ACB common stock and holders of ACB preferred stock deemed converted to ACB common stock (a total of 2,029,213 shares of common stock) is referred to herein as the “Merger Consideration.”

(iv)          All of the shares of ACB capital stock converted into the right to receive the Per Share Consideration will no longer be outstanding and will automatically be canceled and retired and will cease to exist as of the Effective Time of the Merger, and each certificate (each, a “Certificate”) previously representing any such shares of ACB capital stock will thereafter represent the right to receive the Per Share Consideration as set forth in this Section 1.2(e). Certificates previously representing shares of ACB capital stock will be exchanged for the Per Share Consideration upon the surrender of such Certificates according to Section 2.1, without any interest thereon.

(v)          Each share of Merger Corporation common stock then outstanding will be converted into one (1) share of the common stock of the resulting corporation.

(vi)          At the Effective Time of the Merger, the stock transfer books of ACB shall be closed and no transfer of shares of ACB common stock or ACB preferred stock theretofore outstanding shall thereafter be made.

(f)            Notwithstanding the provisions of Section 1.2(e) above, the holders of ACB capital stock who perfect their appraisal rights under Chapter 13 of the CGCL (herein referred to as the “Dissenting Shares”) will not be converted into the right to receive the Per Share Consideration but from and after the Effective Time of the Merger will represent solely the right to receive such value as may be determined under Chapter 13 of the CGCL.

1.3.	The Bank Merger.

(a)           Immediately upon consummation of the Merger, subject to the terms and conditions of this Agreement and the Bank Merger Agreement, FNB will cause ACB (as the resulting corporation in the Merger) to consolidate and merge with and into FNBNC under the authority of 12 U.S.C. 215, 215a of the National Bank Act and the resulting national banking association in the Bank Merger (the “Resulting Bank”) will continue as a wholly-owned subsidiary of FNB, with the national bank charter number of FNBNC and the name “First National Bank of Northern California.”

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(b)           Prior to the Closing Date, and as soon as practicable after the receipt of all necessary Government Approvals (as defined below) and the approvals of the shareholders of each of ACB and FNBNC and the satisfaction of all conditions precedent to the consummation of the Bank Merger set forth herein, ACB and FNBNC shall execute the Bank Merger Agreement (substantially in the form attached hereto as Exhibit B, as amended, if necessary, to conform to the requirements of law or a governmental authority or agency having authority over the Bank Merger, which requirements are not materially in contravention of any of the substantive terms hereof), and the executed Bank Merger Agreement shall be submitted (together with the requisite officer certificates of approval) to the Office of the Comptroller of the Currency (the “OCC”) for approval and official certification. Promptly thereafter, pursuant to Section 4904 of the California Financial Code, FNBNC as the Resulting Bank shall (i) surrender to the Commissioner (the “Commissioner”) of the California Department of Business Oversight (the “DBO”) for cancellation the certificates of authority or licenses issued by the Commissioner to ACB, and (ii) file with the Commissioner such report of the Bank Merger as the Commissioner may require and, pursuant to Section 4905 of the California Financial Code, issue an officer’s certificate stating that ACB merged into FNBNC and specifying the Effective Time of the Bank Merger.

(c)          The Bank Merger shall have the effects prescribed by this Agreement and as set forth in the National Bank Act and any applicable directives of the OCC. All assets, rights, privileges, immunities, powers, franchises and interests of ACB in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estate, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in the Resulting Bank by virtue of the Bank Merger without any deed, conveyance or other transfer; the separate corporate existence of ACB shall cease; and the Resulting Bank shall be deemed to be the same entity as each of FNBNC and ACB and shall be subject to all of their duties and liabilities of every kind and description. The Resulting Bank shall be responsible and liable for all the liabilities and obligations of each of FNBNC and ACB; and any claim existing or action or proceeding pending by or against FNBNC or ACB may be prosecuted as if the Bank Merger had not taken place, or the Resulting Bank may be substituted in the place of FNBNC or ACB. Neither the rights of creditors nor any liens upon the property of either FNBNC or ACB shall be impaired by reason of the Bank Merger.

1.4.         Cooperation; Best Efforts. Each of FNB, FNBNC, the Merger Corporation and ACB, consistent with the fiduciary duties of the directors of FNB, FNBNC, the Merger Corporation and ACB, respectively, will use its best efforts to consummate the transactions contemplated by this Agreement and cooperate in any action necessary or advisable to facilitate such consummation including, without limitation, making all filings required in order to obtain any necessary consents or to comply with any law and providing any information required in connection therewith.

1.5          Alternative Method. Anything herein to the contrary notwithstanding, upon written notice to ACB and with ACB’s written approval, FNB may at any time prior to the Effective Time of the Merger change the method of effecting the acquisition of ACB (including, without limitation, the provisions of Sections 1.2 and 1.3 above) if and to the extent FNB deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall: (a) alter or change the amount or kind of consideration to be issued to ACB shareholders as provided for in this Agreement; or (b) materially impede or delay the receipt of any Government Approvals (as defined below) or the consummation of the transactions contemplated by this Agreement.

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ARTICLE 2

CONVERSION AND CANCELLATION OF ACB SHARES

2.1           Exchange Procedures; Surrender of Certificates.

(a)           Prior to the Effective Date, FNB shall appoint Manhattan Transfer Registrar Company, or its successor, or any other bank or trust company reasonably acceptable to FNB, to act as the paying agent in the Merger (the “Paying Agent”).

(b)           As soon as practicable after the Effective Date, but not later than ten (10) business days thereafter, the Paying Agent will mail to each holder of record of one or more Certificates as of the Effective Time of the Merger (as indicated on the shareholders’ list to be delivered to Paying Agent by the Secretary of ACB (or other appropriate executive officer of ACB) , each an “ACB Shareholder”), a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration into which the shares represented by such Certificate or Certificates will have been converted pursuant to this Agreement (the “Transmittal Materials”).

(i)             Upon proper surrender of a Certificate for exchange and cancellation to the Paying Agent, together with such properly completed and executed Transmittal Materials, the holder of such Certificate will be entitled to receive from the Paying Agent in exchange therefore the Per Share Consideration, in the amount set forth in Section 1.2 and the Certificate so surrendered will forthwith be canceled. Promptly following receipt of the Transmittal Materials, the Paying Agent will forward the Per Share Consideration to each ACB shareholder who has properly surrendered the Transmittal Materials to the Paying Agent. Until so surrendered, each Certificate will be deemed for all purposes to evidence solely the right to receive the Per Share Consideration as described in Section 1.2.

(ii)            The holders of ACB capital stock (the “Shareholders”) will be entitled to receive their Per Share Consideration only following receipt by the Paying Agent of properly completed Transmittal Materials. If the Transmittal Materials contain an error, are incomplete or are not accompanied by all appropriate Certificates, then the Paying Agent will notify such Shareholder promptly of the need for further information.

(c)           If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such Certificate to be lost, stolen or destroyed and, if required by FNB in its sole discretion, the posting by such person of a bond in such amount as FNB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration deliverable in respect thereof under this Agreement.

(d)           Neither the Paying Agent nor any other party to this Agreement will be liable to any holder of any Certificates for any amount paid to a public official under any applicable abandoned property, escheat or similar laws.

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(e)          FNB and the Paying Agent shall be entitled to rely upon the stock transfer books of ACB to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books will be conclusive with respect thereto. If a dispute arises with respect to ownership of stock represented by any Certificate, FNB and the Paying Agent may deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

2.2           Paying Agent.

(a)          Before the Closing Date, FNB will deposit in trust with the Paying Agent, amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payment of the Per Share Consideration to Shareholders under Section 1.2. FNB will deliver or will cause the Paying Agent to deliver to ACB written confirmation of such deposit (herein referred to as the “Payment Fund”).

(b)         Before the Effective Date, FNB and ACB will enter into an agreement (the “Payment Agreement”) with the Paying Agent. The Payment Agreement will provide, among other things, that (i) the Paying Agent will maintain the Payment Fund as a separate fund to be held for the benefit of the Shareholders, (ii) any portion of the Payment Fund that has not been paid to the Shareholders under Section 1.2 before the date that is twelve (12) months after the Effective Time of the Merger will be paid to FNB (which funds may be commingled with FNB’s general corporate funds), and any Shareholders who will not have theretofore complied with Section 2.1 will thereafter look only to FNB for payment of the Per Share Consideration to which they are entitled under this Agreement, (iii) the Payment Fund will not be used for any other purpose that is not provided for herein, (iv) the Paying Agent may invest, if so directed by FNB, the Payment Fund in obligations of the United States Government or any agency or instrumentality thereof, in obligations that are guaranteed or insured by the United States Government or any agency or instrumentality thereof or in deposits of any federally-insured depository institution having total deposits of $1 billion or more (any net profit resulting from, or interest or income produced by, such investments will be payable to FNB on demand), and (v) all expenses of the Paying Agent will be paid directly by FNB. Any income earned in the Payment Fund will be for the benefit of FNB, to the extent that it is not necessary to pay the Merger Consideration, and any losses to the Payment Fund will be borne by FNB.

ARTICLE 3

COVENANTS OF THE PARTIES

3.1          Covenants of FNB. During the period from the date of this Agreement and continuing until the Effective Time of the Merger, except as expressly contemplated or permitted by this Agreement or to the extent that ACB shall otherwise consent in writing, which consent will not be unreasonably withheld or delayed more than three (3) business days after the request for consent is delivered:

(a)          Director and Officer Indemnification and Insurance.

(i)             For a period of three (3) years after the Effective Date, FNB shall provide indemnification to the present and former directors, officers, employees and agents of ACB (each, an “Indemnified Party”) to the fullest extent permitted by Section 317 of the California Corporations Code and ACB’s Articles of Incorporation and Bylaws as in effect on the date hereof in respect of matters existing or occurring prior to the Effective Date or after the Effective Date and based on or pertaining to the fact of the Indemnified Party’s service or services as directors, officers, employees or agents of ACB. The parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond to any such claim, action, suit, proceeding or investigation. Without limiting the foregoing, in any case in which approval by FNB is required to effectuate any indemnification, FNB may, in lieu thereof, elect that the determination of any such approval shall be made by independent counsel selected by FNB and approved by the Indemnified Party.

(ii)            At or prior to the Effective Date, FNB shall use its reasonable efforts (and ACB shall cooperate prior to the Effective Date in these efforts) to purchase a non-rescindable extended reporting period for Seller’s existing directors’ and officers’ liability insurance policy with a duration of at least three (3) years after the Effective Date, provided that, FNB may substitute therefore (A) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous, or (B) with the consent of ACB given prior to the Effective Date, any other policy, with respect to claims arising from facts or events which occurred prior to the Effective Date and covering persons who are currently covered by such insurance; provided, however, that in any case FNB shall not be obligated to make annual premium payments for such a three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to ACB’s directors and officers, one hundred fifty percent (150%) of the annual premium payments on ACB’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, FNB shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

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(iii)           Any Indemnified Party wishing to claim indemnification under paragraph (i) of this Section 3.1(a), upon learning of any such liability or litigation, shall promptly notify FNB thereof; provided, that failure to provide such notice shall not relieve FNB of its obligations pursuant to this Section unless such failure materially prejudices FNB. In the event of any such litigation (whether arising before or after the Effective Date), FNB shall have the right to assume the defense thereof and FNB shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if FNB elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between FNB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and FNB shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; provided, that FNB shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. FNB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

(iv)         In those instances in which an Indemnified Party is entitled to indemnification pursuant to this Section 3.1(a), FNB shall also pay or reimburse the reasonable expenses incurred by such Indemnified Party in advance of the final disposition of the underlying claim, action, suit, proceeding, or investigation, provided that (A) such expenses are directly related to the claim, action, suit, proceeding, or investigation, (B) the Indemnified Party provides FNB with prompt notice of the claim, action, suit, proceeding, or investigation as required by Section 3.1(a)(iii) above, (C) the Indemnified Party furnishes FNB with a written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party has met the standard for indemnification, and (D) the Indemnified Party furnishes FNB with a written undertaking, executed by the Indemnified Party personally or on the Indemnified Party’s behalf, to repay any such expenses paid or reimbursed by FNB if it is ultimately determined that the Indemnified Party is not entitled to indemnification.

(v)            Any indemnification payments made pursuant to this Section 3.1(a) are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

(vi)           If FNB or any successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of FNB shall assume the obligations set forth in this Section 3.1(a).

(vii)          The provisions of this Section 3.1(a) are intended to be for the benefit of and shall be enforceable by, each Indemnified Party during his or her lifetime and thereafter in accordance with the laws of descent and distribution.

(b)         Shareholder Actions. In its capacity as the sole shareholder of FNBNC and the Merger Corporation, FNB shall use its best efforts to facilitate as expeditiously as possible the receipt of all Government Approvals as may be required of FNB, FNBNC and the Merger Corporation relative to the Merger and the Bank Merger. Promptly after all Government Approvals have been obtained, FNB shall cause the Merger Corporation and FNBNC to execute and deliver the Agreement of Merger and the Bank Merger Agreement, respectively.

(c)         Regulatory Applications. FNB shall have primary responsibility for the preparation of all applications for the required Government Approvals. FNB shall use its best efforts to file such applications not later than twenty (20) business days after the date of this Agreement, provided that ACB shall cooperate with FNB and use its best efforts to promptly prepare and provide FNB with all ACB documentation necessary to complete such applications. If FNB and ACB determine that ACB should be the “applicant” for any of the Government Approvals required in connection with the Merger, ACB and FNB and their respective counsel shall agree in good faith on an appropriate allocation of responsibility for the preparation and submission of such application(s).

3.2         Covenants of ACB. During the period from the date of this Agreement and continuing until the Effective Time of the Merger, except as expressly contemplated or permitted by this Agreement or to the extent that FNB shall otherwise consent in writing, which consent will not be unreasonably withheld or delayed more than three (3) business days after the request for consent is delivered:

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(a)         Approval by ACB Shareholders. ACB shall promptly cause copies of this Agreement and a description of the principal terms of the Agreement of Merger and the Bank Merger Agreement and other relevant information (together, the “Information Statement”) to be submitted to all of its shareholders for ratification and approval at a meeting to be called and held (or by written consent without a meeting) in accordance with its bylaws and applicable law. ACB and FNB shall cooperate in all reasonable respects with regard to the preparation of the Information Statement. Subject to continuing fiduciary duties to its shareholders, the Board of Directors of ACB, in unanimously authorizing the execution and delivery of this Agreement, have resolved and agreed to unanimously recommend that this Agreement and the principal terms of the Merger and the Bank Merger be approved by all of the holders of its common stock, Series A Preferred Stock and Series B Preferred Stock, including but not limited to the holders of common stock, Series A Preferred Stock and Series B Preferred Stock who have executed and delivered a commitment to the Board of Directors, substantially in the form attached to this Agreement as Exhibit E, pursuant to which such holders have confirmed their intention to vote their shares of stock in favor of this Agreement and the transactions described herein as will be recommended by the Board of Directors. Subject to its continuing fiduciary duty to the shareholders of ACB, the Board of Directors of ACB shall, at all times prior to and during such meeting of its shareholders (or action by written consent of its shareholders without a meeting), recommend that this Agreement and the principal terms of the Merger and the Bank Merger be approved and, subject to such duty, use its reasonable best efforts to cause such approval to be obtained by the favorable vote or consent of the holders of not less than a majority of the holders of its outstanding common stock, not less than a majority of the holders of its outstanding Series A Preferred Stock and not less than a majority of the holders of its outstanding Series B Preferred Stock. If ACB deems it necessary in order to obtain the required number of votes for approval, ACB shall be permitted to adjourn the meeting of shareholders one or more times for the purpose of allowing it to solicit additional shares to vote in favor of this Agreement, the Merger and the Bank Merger and/or to encourage holders of its Series A Preferred Stock and Series B Preferred Stock (including but not limited to the holders who have executed and delivered a commitment to the Board of Directors, substantially in the form attached to this Agreement as Exhibit E) to convert their shares of Series A Preferred Stock and Series B Preferred Stock to shares of common stock and to vote or consent as holders of such shares of common stock in favor of this Agreement and the transactions described herein as recommended by the Board of Directors.

(b)          Termination of ACB Stock Option Plans. ACB shall take all necessary action to cause the termination of all ACB stock option plans (if any) and the cancellation of all ACB stock options (if any) outstanding thereunder as of the Effective Time of the Merger.

(c)         Termination of ACB Employee Plans. Unless and to the extent FNB may request otherwise, ACB shall take all necessary action to cause the termination of the America California Bank 401(k) Plan (the “ACB 401(k) Plan”) and all of the other ACB Employee Plans (as defined in Section 4.14) immediately prior to the Effective Date.

(d)          Capital Commitments and Expenditures. After the execution of this Agreement, no new capital commitments shall be entered into, and no capital expenditures shall be made by ACB, including but not limited to the creation of any branch or loan production offices or facilities related to the operation or business of ACB, or acquisitions or leases of real property, except commitments or expenditures approved in writing by FNB, which such approval shall not be unreasonably withheld or delayed, or commitments or expenditures not exceeding $5,000 individually or $10,000 in the aggregate.

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(e)          Compensation. ACB shall not make or approve any increase in the compensation payable or to become payable by it to any of its directors, officers, employees or agents (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement other than compensation related to ACB 401(k) Plan contributions for 2015 which are consistent with the amounts contributed for 2014), nor shall any bonus payment or any agreement or commitment to make a bonus payment be made, nor shall any stock option, warrant or other right to acquire capital stock be granted, or employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement be entered into by ACB with any such directors, officers, employees or agents unless FNB has given its prior written consent. Nothing herein shall prevent the payment to officers and employees of ACB of regular salary increases, consistent with past practices in connection with regular salary reviews or bonuses consistent with past practices, as heretofore disclosed by ACB to FNB.

(f)          Loans. ACB shall not, without first having obtained the written consent of FNB (which shall be deemed to have been given if no response is provided following written request therefor (including by e-mail with delivery confirmed by read receipt) within one (1) business day of receipt by the FNBNC Chief Credit Officer of such request for extensions of credit of less than Five Hundred Thousand Dollars ($500,000), or three (3) business days of receipt of such request for larger extensions of credit), cause, allow, or suffer its officers or agents to commit to any loan or renewal which does not comply in all material respects with its credit policies in effect and as disclosed and provided to FNB prior to the date of this Agreement, provided, however, that all new and renewed stand-alone extensions of credit over (i) Two Hundred Fifty Thousand Dollars ($250,000) for non-real estate secured loans and all unsecured loans and (ii) One Million Dollars ($1,000,000) for real estate secured loans (excluding conforming FHLMC and FNMA loans) having a loan-to-value ratio exceeding seventy percent (70%) and a total debt service coverage ratio of less than 1.25, shall be subject to such prior written consent (including the provisions for deemed consent following notice). Any claim or legal action which is brought or may potentially be brought against ACB as result of a denial of an extension of credit to an ACB customer by FNB as well as the loss of any loan or customer as a result of a denial by FNB of an extension of credit to an ACB customer will, for the purposes of this Agreement, not be considered a Material Adverse Change

(g)          Certain Notices. ACB shall notify FNB within five (5) business days in writing upon the occurrence of any of the following: (i) the classification of any loan as “Non-Accrual,” “Watch,” “Other Assets Specially Mentioned,” “Substandard,” “Doubtful” or “Loss”; or (ii) the filing or commencement of any legal action or other proceeding or investigation against ACB or any director or executive officer of ACB.

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(h)          Loan Review. ACB will provide to FNB for review and monitoring purposes such reports and information as shall be determined and requested by the Chief Credit Officer of FNBNC in order to provide FNB and FNBNC with adequate status reports on all loans classified or other assets specially mentioned as substandard, doubtful or loss, past due reports, non-accrual reports, loss reports and restructured loan reports monthly, and quarterly call reports submitted to regulators, if any. Until the Effective Date, ACB will also submit to FNB, upon request (but not less often than monthly), a list of ACB loans that may reasonably be described as or are included in any of the following categories or specifications: (i) any new stand-alone extension of credit, (ii) any restructured loan, regardless of amount, (iii) any renewal or upgrade or other change in status of an existing loan, and (iv) any renewal of an existing loan previously classified by management or internal policy or procedure of ACB, or by any outside review examiner, accountant or any bank regulatory authority as “Non-Accrual,” “Watch,” “Other Assets Specially Mentioned,” “Substandard,” “Doubtful,” or “Loss,” or classified using categories or words with similar import. ACB will provide to FNB a copy of the loan approval/credit write-up and supporting information on any loan described in subsections (i), (ii), (iii) or (iv) above at the time of delivery of such list of loans. Copies of such supporting information shall be returned to ACB within seven (7) days of receipt.

(i)         Loan Provision. ACB shall maintain adequate reserves for loan losses. Without limiting the generality of the foregoing, each month following the date of this Agreement through the Effective Date, ACB shall expense as a provision to its allowance for loan losses, such amount as may be required by the written loan loss policy and procedures adopted by the Board of Directors of ACB and provided to FNB prior to the date of this Agreement. However, no negative provision to the ACB allowance for loans losses shall be made during the period from the date of this Agreement through the Effective Date without FNB’s prior written approval, except as may be required or permitted by generally accepted accounting principles.

(j)           Dividends and Changes in Capital. During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time of the Merger, ACB shall not:

(i)            declare, set aside or pay any dividend or other distribution in respect of its capital stock (including, without limitation, any stock dividend or distribution), nor split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or repurchase, redeem or otherwise acquire any shares of the capital stock of ACB or any securities convertible into or exercisable for any shares of the capital stock of ACB; or

(ii)           amend its Articles of Incorporation or Bylaws; or

(iii)         make any change in its authorized, issued or outstanding capital stock or any other equity security; or

(iv)         issue, grant, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity or in the satisfaction of debts previously contracted), shares of or securities convertible into, capital stock or other equity securities of their respective companies, or enter into any agreement, call or commitment of any character so to do; or

(v)          grant, award or issue any stock option, restricted stock or any other instrument relating to or right to acquire shares of its capital stock or other equity security; or

(vi)          agree to do any of the foregoing, except as expressly provided herein.

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(k)         Merger or Solicitation.

(i)         Subject to the continuing fiduciary duty of the Board of Directors of ACB to its shareholders, prior to the Effective Time of the Merger, ACB shall not effect or agree to effect or enter into a transaction or series of transactions with one or more third persons, groups or entities providing for the acquisition of all or a substantial part of ACB or its subsidiaries, whether by way of merger, exchange of stock, sale of assets, or otherwise (“Business Combination”), acquire or agree to acquire any of its own capital stock or the capital stock or asset (except in a fiduciary capacity or in the Ordinary Course of Business (as defined hereinafter)) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them.

(ii)         Subject to the continuing fiduciary duty of the Board of Directors of ACB to its shareholders, prior to the Effective Time of the Merger, neither ACB nor any of its officers, employees, directors or affiliates, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by ACB shall (a) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, continue, propose or enter into discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination with any third party; or (b) disclose, directly or indirectly, any nonpublic information to any corporation, partnership, person or other entity or group concerning ACB’s business and properties or afford any such other party access to its properties, books or records or otherwise assist or encourage any such other party in connection with the foregoing, or (c) furnish or cause to be furnished any information concerning its business, financial condition, operations, properties or prospects to another person, having any actual or prospective role with respect to any such Business Combination.

(iii)          ACB shall notify FNB immediately of the details of any indication of interest of any person, corporation, firm, association or group to acquire by any means a controlling interest in ACB or to engage in any Business Combination with ACB.

(iv)          Notwithstanding anything to the contrary contained in this Agreement, in the event the Board of Directors of ACB receives a bona fide unsolicited offer for a Business Combination of ACB with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the continuing fiduciary duties of the Board of Directors to its shareholders, subject to the provisions of this Agreement including, without limitation, payment of the termination fee specified in Section 9.5(b) and the rights accorded to FNB under Section 9.5(b) which shall remain in effect, such duty to act or to refrain from doing any act shall be excused and such failure to act or refrain from doing any act shall not (a) constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, or (b) create any claim or cause of action asserting any liability against any member of the Board of Directors of ACB.

(l)         Execute Merger Agreements. Promptly after receipt of approval by the ACB shareholders and all Government Approvals, ACB shall execute and deliver the Agreement of Merger and, if necessary, the Bank Merger Agreement.

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(m)         Merger Integration. Notwithstanding that ACB believes that it has established all allowances and taken all provisions for losses required by GAAP and applicable laws, ACB recognizes that FNBNC may have adopted different loan, accrual and allowance policies (including loan classifications and levels of allowances for losses). In that regard and in general from and after the date of this Agreement to the Effective Time of the Merger, ACB and FNBNC shall consult and cooperate with each other in order to formulate the plan of integration for the Merger and the Bank Merger, including, among other things, with respect to conforming, immediately prior to the Effective Time of the Merger, based upon such consultation, ACB’s loan, accrual and allowance policies to those policies of FNBNC to the extent consistent with GAAP, provided, however, that no such additional accruals and loss allowances will be required to be made more than two (2) business days prior to the Closing Date and only after all conditions under Articles 7 and 8 have been satisfied or waived.

(n)        Professional Fees and Expenses. ACB shall use its reasonable best efforts to cause final bills (or estimated final bills through the Effective Time of the Merger) for all fees and expenses associated with this Agreement and the Merger and the Bank Merger contemplated by this Agreement for services rendered by accounting, investment banking, legal, tax and other advisors to ACB to be submitted to ACB at least five (5) Business Days prior to the Closing Date. ACB shall pay all such final bills or estimated final bills prior to the Effective Time of the Merger; provided, that any fees or expenses in excess of such estimated final bills, or which result from services rendered by any such advisors after the Effective Time of the Merger, shall be submitted to ACB in a supplemental bill and promptly paid by FNB upon receipt and confirmation thereof.

(o)         Shareholder Lists and Other Information. After execution hereof, ACB shall from time to time make available to FNB, upon request, a list of its shareholders and their addresses and such other information as FNB shall reasonably request regarding the ownership of ACB common stock and preferred stock.

3.3 Mutual Covenants of FNB and ACB.

(a)          Government Approvals. Each party will use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Merger and the Bank Merger and the transactions contemplated pursuant to this Agreement, the Agreement of Merger and the Bank Merger Agreement by the OCC, the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “FRB”), the Commissioner and the DBO, and (ii) all other such consents or approvals of government agencies and regulatory authorities as shall be required by law or otherwise desirable, and shall do any and all acts and things necessary or appropriate in order to cause the Mergers to be consummated on the terms provided in the Agreement of Merger, the Bank Merger Agreement and this Agreement as promptly as practicable. All approvals referred to in this Section 3.3(a) are referred to in this Agreement as the “Government Approvals.”

(b)          Notification of Breach of Representations, Warranties and Covenants. Each party shall promptly give written notice to each other party upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties, agreements or covenants of that party contained or referred to in the Agreement of Merger, the Bank Merger Agreement or this Agreement and shall use its best efforts to prevent the same or to remedy the same promptly.

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(c)          Financial Statements.

(i)            FNB and ACB have delivered or shall deliver to each other prior to the date hereof true and correct copies of (consolidated, as applicable) statements of income, changes in shareholders’ equity and, as applicable, statements of cash flows for the most recent fiscal quarter and for the fiscal years ended December 31, 2014, 2013, and 2012, and balance sheets as of the end of the most recent fiscal quarter and as of December 31, 2014, 2013, and 2012. Such financial statements at December 31, 2014, 2013 and 2012 have been audited by Moss Adams LLP, as independent public accountants for FNB during the relevant periods, and by Vavrinek, Trine, Day & Co., LLP, as independent public accountants for ACB during the relevant periods, and include or shall include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such financial statements and present fairly, in all material respects, the (consolidated, as applicable) financial position, results of operations and cash flows of each party at the dates indicated and for the periods then ending. The opinions of such accounting firm do not and shall not contain any qualifications.

(ii)           FNB and ACB shall provide to each other, at or prior to the Effective Date, copies of all financial statements, proxy statements and other documents issued or to be issued to its shareholders between the date of this Agreement and the Effective Date. As of their respective dates, each of the documents described in the preceding sentence complied or shall comply in all material respects with all legal and regulatory requirements applicable thereto.

(d)        Conduct of Business in the Ordinary Course. Prior to the Effective Time of the Merger, FNB and ACB shall conduct their businesses (including in the case of FNB, the businesses of FNBNC) in the ordinary course as heretofore conducted. For purposes of this Agreement, the “Ordinary Course of Business” of each party shall consist of the banking and related businesses as presently conducted by it and its subsidiaries in compliance with customary safe and sound banking practices and applicable laws and regulations. Unless a party has given its previous written consent (which shall not be unreasonably withheld and shall be deemed to have been given if no response is provided following written request therefor within three (3) business days of receipt of such request) to any act or omission to the contrary, each party shall, and shall cause its subsidiaries to, until the Effective Date:

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(i)	preserve its business and business organizations intact;

(ii)	preserve the good will of customers and others having business relations with it and take no action that would impair the benefit to each party of the goodwill of it or the other benefits of the Merger and the Bank Merger;

(iii)	consult with each party as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business;

(iv)	maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted);

(v)	comply with all laws, regulations and decrees applicable to the conduct of its business;

(vi)	use its best efforts to keep in force at not less than its present limits all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

(vii)	use its reasonable best commercial efforts to keep available the services of its present officers and employees (it being understood that each party shall have the right to terminate the employment of any of its officers or employees in accordance with its established employment procedures);

(viii)	comply with all orders of and agreements or memoranda of understanding with respect to it made by or with, the OCC, FDIC, FRB, DBO or any other government agency or regulatory authority of competent jurisdiction, and promptly forward to each party all communications received from any such agency or authority that are not prohibited by such agency or authority from being so disclosed and inform each party of any material restrictions imposed by any government agency or regulatory authority on its business;

(ix)	file in a timely manner (taking into account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

(x)	conduct an environmental audit prior to foreclosure on any property concerning which it has knowledge that asbestos or asbestos- containing material, PCB's or PCB-contaminated materials, any petroleum product, or hazardous substance or waste (as defined under any applicable environmental laws) was or is present, manufactured, recycled, reclaimed, released, stored, treated, or disposed of, and provide the results of such audit to and consult with each party regarding the significance of the audit prior to the foreclosure on any such property;

(xi)	not sell, lease, pledge, assign, encumber or otherwise dispose of any of its assets except in the Ordinary Course of Business, for adequate value, without recourse and consistent with its customary practice;
(xii)	not take any action with respect to its investments or risk management arrangements which are inconsistent with the policies established by its Board of Directors; and

(xiii)	not take any action to create, relocate or terminate the operations of any banking office or other facility or branch office or loan production office or to form any new subsidiary or affiliated entity.
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(e)       Press Releases. No party to this Agreement shall issue any press release or written statement for general circulation relating to this Agreement, the Agreement of Merger or the Bank Merger Agreement unless previously provided to each other party for review and approval (which approval will not be unreasonably withheld or delayed) and each party shall cooperate with each other party in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, the Merger or the Bank Merger; provided that a party may, without the consent of each other party, make any disclosure with regard to this Agreement, the Merger or the Bank Merger that it determines with advice of counsel is required under any applicable law or regulation.

(f)        Employee Plans. ACB understands and agrees that, consistent with Section 3.2(c), the ACB 401(k) Plan and all other ACB Employee Plans (as defined in Section 4.14) shall be terminated, frozen, modified or merged into the employee benefit plans of FNB on or at any time after the Effective Date, at the sole discretion and election of FNB (the “Benefits Termination Date”) in accordance with, and subject to, the terms of such plans and applicable laws and regulations and the provisions of the IRC, all as will be determined by FNB. Prior to the Benefits Termination Date, any former employees of ACB who may become employees of FNB or FNBNC (consistent with the provisions of paragraph (h) of this Section 3.3) will be afforded the same or substantially similar employee benefits as in effect at FNB for its other similarly situated employees prior to the Effective Date, including, but not limited to, medical insurance and 401(k) employer contributions. After the Benefits Termination Date, any former employees of ACB who may have accepted employment with FNB or FNBNC will be eligible to commence participation in the FNB Employee Plans, subject to their terms of employment and the scope of benefits then offered under the FNB Employee Plans.

(g)      Access to Properties, Books and Records; Confidentiality. Prior to the Effective Time of the Merger, each party shall give each other party and its counsel, independent accountants and agents, full access during normal business hours and upon reasonable request, to all of its properties (subject to the rights of tenants, if any), books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings, tax settlement letters, material contracts or commitments and correspondences (but excluding any documents or materials subject to the attorney-client privilege or related to consideration of the Merger or the Bank Merger), and shall allow each other party to make copies of such materials and shall furnish each other party with all such information concerning its affairs as each other party may reasonably request. Each party shall also use its best efforts to cause its independent accountants to make available to each other party, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, such independent accountants’ work papers and documentation relating to its work papers and its audits of the books and records of each party. The availability or actual delivery of such information about a party shall not affect the agreements, covenants, representations and warranties of any party contained in this Agreement, in the Agreement of Merger and in the Bank Merger Agreement. Each party shall use its best efforts to cause its officers, directors, employees, auditors, independent accountants and attorneys to cooperate with each other party in its reasonable requests for information. Each party shall treat as confidential all such information in the same manner as each party treats similar confidential information of its own, and if this Agreement is terminated, each party shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents theretofore delivered by each other party as each other party shall request, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby; provided that each party may disclose any such information to the extent required by federal or state securities laws or otherwise required by any government agency or regulatory authority, or by generally accepted accounting principles. The foregoing confidentiality obligations shall not apply in respect of any information publicly available or to any information previously known to the party in question, the use of which is not otherwise restricted. Notwithstanding the foregoing, the parties agree to comply with the terms and provisions of that certain Mutual Non-Disclosure Agreement entered into between FNB and ACB dated August 20, 2014, and any inconsistency between the terms and provisions of that Mutual Non-Disclosure Agreement and the foregoing provisions shall be resolved in favor of the terms and provisions contained in this Agreement.

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(h)        Employees.

(i)           Subject to the Closing (as defined in Article 8 hereof), at the request of FNB, ACB will terminate the employment of all of the ACB employees (including executive officers), effective as of the Effective Time of the Merger on the Closing Date. FNB and FNBNC shall have the right, but not the obligation, to offer, subject to their normal new employee screening procedures, new employment with FNBNC to any or all employees. Any offers of employment made to any employee shall be made as soon as possible after all the consents, approvals and authorizations referred to in Sections 6.7 and 7.7 hereof have been obtained (and in no event less than twenty (20) business days prior to the Closing Date). Such offers shall be made in person to each employee at a meeting at which representatives of FNBNC and ACB are present. With the written consent of the affected employees, FNBNC shall have access to that employee’s personnel files of ACB, including salary history, training and certification, performance evaluations, and disciplinary histories. Any employee who elects to accept employment with FNBNC will be an “at will” employee of FNB under the same conditions as FNBNC’s other employees. Any employees who may be offered employment with FNBNC shall be offered employment at base wages and salaries reasonably consistent with the wages and salaries currently being paid by FNBNC to its other employees. To the extent consistent with FNBNC’s existing structure for comparable positions and comparable officer titles and its current policies regarding officer titles, any employees who may be offered employment with FNBNC shall be offered positions with responsibilities and officer titles that are substantially comparable to those they held with ACB before the Closing Date. All employees who accept employment with FNBNC will be eligible to participate in the employee benefit plans and other fringe benefits of FNBNC on the same basis as such plans and benefits are offered to the other employees of FNBNC with comparable positions with FNBNC. FNBNC will credit such employees for their length of service with ACB for all purposes under each employee benefit plan and fringe benefit to be provided by FNBNC to such employees, based on the employment information provided to FNBNC by ACB.

(ii)         Nothing in this Agreement shall confer on any ACB employee a right to continued employment or a right to be employed by FNB or FNBNC. Further, except as may otherwise be agreed between FNBNC and any employee who may be hired by FNBNC, nothing in this Agreement will be deemed to prevent or restrict in any way the rights of FNBNC to terminate, reassign, promote or demote any ACB employee at any time after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any such ACB employee at any time after the Closing Date, at the discretion of FNBNC.

(i)          Assumption of Salary Continuation Agreements. ACB and FNB shall cooperate with each other and take any and all actions reasonably necessary or appropriate for FNB or FNBNC to assume and become responsible and liable for all liabilities and obligations of ACB, at the Effective Time of the Merger, in respect of the three (3) executive salary continuation plan agreements identified in the ACB Disclosure Schedule, copies of which have previously been provided to FNB. ACB shall deliver to FNB and FNBNC the written acknowledgment of each individual as to the amount of payments due him or her under such salary continuation agreements, certified to FNB and FNBNC as true and correct by a duly authorized officer of ACB.

(j)          Director Change in Control Payments. ACB shall take any and all actions reasonably necessary or appropriate to pay the individual director change in control benefits specified in the ACB Director Change in Control Plan. ACB acknowledges and agrees that resignation of all current members of the ACB Board of Directors and payment of their individual change in control benefits will be conditions precedent to the obligations of FNB and FNBNC to consummate the Merger. Provided that all Government Approvals have been received, then, at the Closing, ACB shall, at the request of FNB, pay such directors the individual amounts to which they are entitled under the ACB Director Change in Control Plan, as specified in the ACB Disclosure Schedule, not to exceed $350,000 in the aggregate.

(k)         Executive Change in Control Payments. ACB shall take any and all actions reasonably necessary or appropriate to (i) terminate the employment agreements with its Chief Financial Officer, its Chief Credit Officer and its Marketing Director, and (ii) shall pay the individual change in control benefits (retention bonuses and severance pay) specified in such employment agreements and/or the plans described in Section 3.3(l), all effective immediately prior to the Effective Time of the Merger, except that in each case the severance pay shall not exceed an amount equal to one (1) year of salary, all as detailed in the ACB Disclosure Schedule. ACB acknowledges and agrees that termination of the employment of such executive officers and payment of their individual change in control benefits will be conditions precedent to the obligations of FNB and FNBNC to consummate the Merger and the Bank Merger. In consideration of the foregoing, and provided that (A) all of such executive officers have executed and delivered to FNB, concurrently with the execution and delivery of this Agreement, a Non-Solicitation and Confidentiality Agreement (substantially in the form attached hereto as Exhibit D), effective as of the Effective Time of the Merger, and (B) all of such executive officers have agreed to the termination (cancellation) of their employment agreements and the payment of their change in control benefits pursuant to individual termination agreements executed with ACB concurrently with the execution and delivery of this Agreement, each in form and substance reasonably acceptable to ACB and FNB and their respective legal counsel, and (C) all Government Approvals have been received, then, at the Closing, ACB shall, at the request of FNB, pay such executive officers the individual amounts specified in the ACB Disclosure Schedule.

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(l)         Retention Bonuses and Severance Payments for Employees. ACB by action of its Board of Directors will take any and all actions reasonably necessary or appropriate to authorize, adopt and approve the Employee Retention Bonus Plan and the Employee Severance Pay Plan, each in the form provided in the ACB Disclosure Schedule, including the payments allocated to the individual employees named under each plan, provided, however, that no employee shall be entitled to severance pay exceeding an amount equal to twelve (12) months of his or her base salary and, further provided, that any ACB employee who (i) accepts an offer of regular employment with FNBNC, as contemplated under paragraph (h)(i) of this Section 3.3, or (ii) is offered regular employment with FNBNC in a substantially equal position with respect to responsibility and compensation, shall not be entitled to the payment of severance, except that, any ACB employee described in category (i) or (ii) of this paragraph whose employment is terminated by FNBNC before the end of the first twelve (12) months of employment (for a reason other than cause) shall remain entitled to the payment of severance in the amount specified for such employee in the ACB Employee Severance Pay Plan (subject to the limitation that severance pay shall not exceed an amount equal to twelve (12) months of ACB base salary). ACB acknowledges and agrees that such plans and the payment of retention bonuses and severance to ACB employees pursuant to such plans and this Agreement will be conditions precedent to the obligations of FNB and FNBNC to consummate the Merger and the Bank Merger.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACB

ACB represents and warrants to FNB that, except as set forth on a schedule (the “ACB Disclosure Schedule”) to be delivered to FNB concurrently with the execution and delivery of this Agreement, corresponding in number with the applicable section of this Agreement:

4.1        Corporate Status and Power to Enter Into Agreements. (a) ACB is a banking corporation, duly organized and validly existing under California law, (b) subject to obtaining the Government Approvals and approval of the principal terms of the Merger by the ACB shareholders, ACB has all necessary corporate power to enter into this Agreement and the Merger Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (c) ACB holds a currently valid license, issued by the DBO to engage in the commercial banking business in the State of California at the locations at which it is located and currently conducts business, and (d) except as previously disclosed to FNB and FNBNC, ACB is not subject to any directive, resolution, memorandum of understanding or order of the FDIC, the DBO or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of ACB nor the location of its properties requires ACB to be licensed to do business in any jurisdiction other than the State of California. ACB’s deposits are insured by the FDIC to the maximum extent permitted by applicable law and regulation. ACB has no subsidiaries.

4.2        Articles, Bylaws, Books and Records. The copies of the Articles of Incorporation and Bylaws of ACB heretofore delivered to FNB are complete and accurate copies thereof as in effect on the date hereof. The minute books of ACB made available to FNB contain a complete and accurate record of all meetings of ACB’s Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of ACB fairly reflect the material transactions to which ACB is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained.

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4.3        Compliance With Laws, Regulations and Decrees. ACB (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) to its knowledge, has complied in all material respects with, and is not in material default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of ACB or is not likely to otherwise have a Material Adverse Effect on ACB, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be filed, and (iv) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all government agencies and regulatory authorities which are necessary to the business and operations of ACB as now being conducted.

4.4       Capitalization. As of the date of this Agreement, the authorized capital stock of ACB consists of 5,000,000 shares of ACB common stock, of which 1,437,213 shares are duly authorized, validly issued, fully paid and non-assessable and currently outstanding, and 5,000,000 shares of ACB preferred stock, of which 192,000 shares of Series A Preferred Stock and 400,000 shares of Series B Preferred Stock are issued and outstanding. Said outstanding shares of capital stock have been offered, sold and issued in compliance with all applicable securities laws. As of the date of this Agreement, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate ACB to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any ACB common stock or any other equity security of ACB, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of ACB common stock or any other equity security of ACB.

4.5       Trademarks and Trade Names. To the best of ACB’s knowledge, ACB (i) owns and has the exclusive right to use all trademarks, trade names, patents, copyrights, service marks, trade secrets or other intellectual property rights (collectively, “Intellectual Property Rights”) used in or necessary for the conduct of its business as now or heretofore conducted; and (ii) its Intellectual Property Rights are not infringing upon the intellectual property rights of any other person or entity. No claim is pending or threatened by any person or entity against or otherwise affecting the use by ACB of its Intellectual Property Rights and, to the knowledge of ACB, there is no valid basis for any such claim.

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4.6       Financial Statements, Regulatory Reports. No financial statement or other document provided or to be provided to FNB as required by Section 3.3(c) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify contrary information as of any earlier date. ACB has filed all material documents and reports required to be filed by it with the DBO and FDIC and any other government agency or regulatory authority having jurisdiction over its business, assets or properties. All such reports conform in all material respects with the requirements promulgated by such government agencies and regulatory authorities. All compliance or corrective action relating to ACB required by government agencies and regulatory authorities having jurisdiction over ACB has been taken. Except as disclosed in such statements, reports or documents, ACB has not received any notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory authority or the staff thereof (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (ii) threatening to revoke any license, franchise, permit or government authorization. ACB has paid all assessments made or imposed by any government agency. ACB has delivered to FNB copies of all annual management letters and opinions, and has made available to FNB for inspection all reviews, correspondence and other documents in the files of ACB prepared by certified public accountants engaged by ACB and delivered to ACB since December 31, 2013. The financial records of ACB have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management’s general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect. To the knowledge of ACB’s management, the data processing equipment, data transmission equipment, related peripheral equipment and software used by ACB in the operation of its business to generate and retrieve its financial records are adequate for the current needs of ACB.

4.7        Tax Returns.

(a)        ACB has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer’s withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by ACB, and each such return, report or other information was, when filed, complete and accurate in all material respects. ACB has paid all taxes, fees and other government charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith, which contested matters have been disclosed to FNB. ACB has not been requested to give nor has it given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against ACB for any alleged deficiency in the payment of any taxes, and ACB does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. There have been no events including a change in ownership that would result in a reappraisal and establishment of a new base-year full value for purposes of applicable provisions of the California Constitution, of any real property owned in whole or in part by ACB or to the best of ACB’s knowledge, of any real property leased by ACB.

(b)        ACB has made available to FNB for review copies of all its tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended 2010, 2011, 2012, 2013 and 2014 that have been filed with the respective taxing authority as of the date of this Agreement.

(c)         ACB has not and will not make an election under Section 338(g) of the IRC.

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4.8        Material Adverse Effect. Since December 31, 2013, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

4.9         No Undisclosed Liabilities. Except for items for which reserves have been established in the unaudited balance sheet of ACB as of the end of the most recent fiscal quarter, ACB has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business after such date. No cash, stock or other dividend or any other distribution with respect to the ACB Shares has been declared, set aside or paid, nor have any of the ACB Shares been purchased, redeemed or otherwise acquired, directly or indirectly, by ACB.

4.10      Properties and Leases.

(a)        ACB has good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title, free and clear of all liens and encumbrances, to all other property and assets, tangible and intangible, reflected in the unaudited balance sheet of ACB as of the end of the most recent fiscal quarter (except property held as lessee under leases disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since the end of the most recent fiscal quarter, in the Ordinary Course of Business), except for (i) liens for taxes or assessments not delinquent, (ii) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in the ACB balance sheet as of the end of the most recent fiscal quarter, or as currently shown on the books and records of ACB and which do not interfere with or impair its present and continued use, or (iii) exceptions disclosed in title reports and preliminary title reports, copies of which have been provided to FNB. To the knowledge of ACB, all tangible properties of ACB conform in all material respects with all applicable ordinances, regulations and zoning laws. To the knowledge of ACB, all tangible properties of ACB are in a good state of maintenance and repair and are adequate for the current business of ACB. No properties of ACB, and, to the best of ACB’s knowledge, no properties in which ACB holds a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To the best of ACB’s knowledge, ACB does not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any real property not owned or leased by ACB and held as security for a loan or in which ACB otherwise has an interest, ACB has not controlled, directed or participated in the operation or management of any such real property or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such real property under applicable environmental laws.

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(b)       All properties held by ACB under leases are held under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of ACB, and ACB enjoys quiet and peaceful possession of such leased property. ACB is not in material default in any respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

(c)       Except as disclosed to FNB in writing, all of ACB’s rights and obligations under the leases referred to in paragraph (b) above do not require the consent of any other party to the consummation of the transactions contemplated by this Agreement and the Agreement of Merger. Where required, ACB shall obtain, prior to the Effective Date, the consents or estoppel agreements of such parties to such transactions.

4.11     Material Contracts. Except as disclosed in the ACB Disclosure Schedule and excluding loans, lines of credit, loan commitments or letters of credit to which ACB is a party, ACB is not a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to ACB of more than Ten Thousand Dollars ($10,000) and which is made for a fixed period expiring more than one (1) year from the date hereof, and ACB is not a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed to FNB pursuant to this Section 4.11 is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general applicability), and no breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto.

4.12      Classified Loans. Except as disclosed in the ACB Disclosure Schedule, as of the date of this Agreement, there are no loans presently owned by ACB that have been classified by ACB management or ACB internal policy or procedure, any outside review examiner, accountant or any bank regulatory authority as “Non-Accrual,” “Watch,” “Other Assets Specially Mentioned,” “Substandard,” “Doubtful,” or “Loss” or classified using categories or words with similar import and all loans or portions thereof so classified have been reserved to the extent required. ACB regularly reviews and appropriately classifies its loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of ACB are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed in the ACB Disclosure Schedule or reserved for in the unaudited balance sheet of ACB as of the end of the most recent fiscal quarter, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. ACB does not have any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of ACB.

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4.13     No Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business and securities classified as “held-to-maturity” as defined under SFAS No. 115, none of the investments reflected in the ACB balance sheet as of December 31, 2014, and none of the investments made by ACB since December 31, 2014, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of ACB to freely dispose of such investment at any time.

4.14       Employment Benefit Plans/ERISA.

(a)           ACB has provided to FNB an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefit, disability and other fringe benefit plans, trust agreements, arrangements and commitments of ACB (including but not limited to any such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible) (collectively, “ACB Employee Plans”), if any, together with copies of all of the ACB Employee Plans that are documented and any and all contracts of employment, and has made available to FNB any Board of Directors’ minutes (or committee minutes) authorizing, approving or guaranteeing the ACB Employee Plans and contracts;

(b)           All contributions, premiums or other payments due from ACB to (or under) the ACB Employee Plans through the end of the most recent fiscal quarter have been fully paid or adequately provided for on ACB’s audited financial statements for the year ended December 31, 2014, or unaudited financial statements as of the end of the most recent fiscal quarter. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis;

(c)           ACB has disclosed in writing to FNB the names of each director, officer and employee of ACB as of the date of this Agreement;

(d)           The ACB Employee Plans have been administered where required in substantial compliance with the Employee Retirement Income Security Act of 1972, as amended (“ERISA”), the IRC and the terms of the ACB Employee Plans, and there is no pending or threatened litigation relating to any of the ACB Employee Plans;

(e)           Except as disclosed in the ACB Disclosure Schedule, ACB has not offered in the past health benefits for retired employees and has no intention to offer any additional health or other benefits for retired employees;

(f)           Each ACB Employee Plan is in full force and effect, and neither ACB nor any other party thereto is in material default under any of them, and there have been no claims of default and there are no facts or conditions which if continued, or on notice, will result in a material default under the ACB Employee Plans;

(g)           Other than routine claims for benefits, including those relating to qualified domestic relations orders, there are no (i) pending or (ii) threatened lawsuits, governmental investigations or other claims against or involving any ACB Employee Plan, or any fiduciary within the meaning of Section 3(21)(A) of ERISA or service provider of any ACB Employee Plan, nor is there any reasonable basis for any such lawsuit, investigation or claim;

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(h)          ACB has provided to FNB a list of all agreements or other understandings pursuant to which the consummation of the transactions contemplated hereby will (i) entitle any current or former employee or officer of ACB to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer;

(i)            Each ACB Employee Plan or agreement or other understanding which constitutes in any part a nonqualified deferred compensation arrangement within the meaning of and subject to Section 409A of the IRC has at all times complied, both in form and operation, with the requirements of Section 409A(a)(2), (3) and (4) of the IRC and applicable regulations and other guidance thereunder;

(j)            None of the ACB Employee Plans or agreements or other understandings provide any benefits that would result in excess parachute payments (within the meaning of Section 280G) of the Code, either (i) solely as a result of the consummation of the transactions contemplated hereby; or (ii) as a result of the consummation of the transactions contemplated hereby;

(k)           To the knowledge of ACB, neither ACB nor any of its affiliates has made any payments, is obligated to make any payments, or is party to any agreement or other understanding that could under any circumstances obligate it to make any payments that would not be deductible under Section 162(m) of the Code; and

(l)           ACB has not undertaken to maintain any ACB Employee Plan for any period of time, and each ACB Employee Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable Laws, including Section 409A of the IRC, or as may be imposed by the written terms of the plan document of the ACB Employee Plan.

4.15        Collective Bargaining and Employment Agreements. ACB does not have any union or collective bargaining agreement or any agreement with any labor organization. Except as provided in this Agreement or as previously disclosed to FNB and FNBNC in writing, ACB does not have any written employment agreements, contracts or other agreements with any officer or other member of management, or any management or consultation agreement not terminable at will by ACB without liability. No contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between ACB and any current or former employees, and to the best of ACB’s knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

4.16         Compensation of Officers and Employees. The ACB Disclosure Schedule lists each written or oral contract, plan, commitment or any other arrangement to or by which ACB is a party or is bound with respect to the employment of any directors, officers, employees or consultants which, upon execution of this Agreement or the consummation of the transactions contemplated by this Agreement result in or accelerate any payment or benefit (whether severance, retirement, change of control or otherwise) becoming due from FNB or FNBNC, and except as disclosed in the ACB Disclosure Schedule, no officer or employee of ACB is currently receiving aggregate direct remuneration at a rate exceeding One Hundred Thousand Dollars ($100,000) per annum. There are no compensation agreements between ACB and any of its current executive officers (the President and Chief Executive Officer, the Chief Credit Officer, the Chief Financial Officer and the Marketing Director), other than individual salary continuation agreements, employment agreements, change in control agreements and term life and disability insurance, and their participation in the ACB Employee Plans, including the ACB 401(k) Plan.

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4.17.      Legal Actions and Proceedings. Except as disclosed in the ACB Disclosure Schedule, ACB is not a party to, or to its knowledge, threatened with, and to ACB’s knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and ACB is not subject to any potential adverse claim, the outcome of which could involve the payment or receipt by ACB of any amount in excess of Ten Thousand Dollars ($10,000), unless an insurer has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by ACB of a monetary amount, which could reasonably be expected to have a Material Adverse Effect on ACB or its business or property or the transactions contemplated hereby. ACB has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing and Economic Development, the California Unemployment Appeals Board, or any federal or state human relations commission or agency. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of ACB, threatened against ACB.

4.18         Regulatory Agreements. Neither ACB nor any of its subsidiaries or affiliates is subject to any regulatory agreement, commitment, directive, order or understanding or undertaking with the FDIC or the DBO or any other governmental entity that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or the operations of its business, nor has ACB or any of its subsidiaries or affiliates been advised by any governmental entity that it is considering issuing or requesting any regulatory agreement, commitment, directive, order or understanding or undertaking.

4.19        State Takeover Laws; Articles of Incorporation. ACB and its Board of Directors have taken, or by the Effective Time of the Merger will have taken, all necessary action so that any applicable provisions of the takeover laws of California and any other state (and any comparable provisions of ACB’s Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger, the Bank Merger or the transactions contemplated hereby or thereby.

4.20        Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on ACB or any of its subsidiaries or affiliates of any liability or obligation arising under federal or state environmental laws, pending or, to the knowledge of ACB, threatened against ACB or any of its subsidiaries or affiliates, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on ACB. To the knowledge of ACB, there is no basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on ACB. To the knowledge of ACB, during or prior to the period of (i) its ownership or operation of any of its current properties, (ii) its participation in the management of any property, or (iii) its holding of a security interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under environmental laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on ACB. Neither ACB nor any of its subsidiaries or affiliates is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or with any third party imposing any material liability or obligation pursuant to or under any environmental laws that would have or would reasonably be expected to have a Material Adverse Effect on ACB.

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4.21         Execution and Delivery of the Agreement.

(a)           The execution and delivery of this Agreement, the Agreement of Merger and the Bank Merger Agreement have been duly authorized by the Board of Directors of ACB and, when the principal terms of the Merger, this Agreement and the Merger Agreement have been duly approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding voting shares of ACB capital stock either at a meeting of shareholders duly called and held or by action taken without a meeting pursuant to the ACB Articles, Bylaws and California law, this Agreement, the Agreement of Merger and the Bank Merger Agreement will be duly and validly authorized by all necessary corporate action on the part of ACB.

(b)           This Agreement has been duly executed and delivered by ACB and (assuming due execution and delivery by FNB, FNBNC and the Merger Corporation) constitutes a legal and binding obligation of ACB enforceable in accordance with its terms, and the Agreement of Merger and the Bank Merger Agreement, upon execution and delivery by ACB (after obtaining all applicable Government Approvals and assuming due execution and delivery by the Merger Corporation and FNBNC) will constitute, a legal and binding obligation of ACB enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(c)           The execution and delivery by ACB of this Agreement, the Agreement of Merger and the Bank Merger Agreement and the consummation of the transactions contemplated herein and therein (i) do not violate any provision of the Articles of Incorporation or Bylaws of ACB, or violate in any material respect any provision of federal or state law or any government rule or regulation (assuming (A) receipt of the Government Approvals, (B) receipt of the requisite ACB shareholder approval referred to in Section 4.21(a) hereof, and (C) receipt of appropriate permits or approvals under state securities or “blue sky” laws, and (ii) do not require any consent of any person under, conflict in any material respect with or result in a material breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which ACB is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which ACB is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of ACB.

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4.22         Retention of Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal, compliance, loan reviewers and accounting advisors) has been retained by ACB or is entitled to be paid based upon any agreements, arrangements or understandings made by ACB in connection with any of the transactions contemplated by this Agreement or the Merger Agreement, except that ACB has engaged the firm of FIG Partners, LLC to act as its financial advisor and to render an opinion regarding the fairness of the Merger Consideration in the Merger, from a financial point of view, to ACB shareholders. ACB has provided FNB with a true and accurate copy of its agreement(s) with FIG Partners, LLC.

4.23         Insurance. ACB is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by banks, and all of the insurance policies and bonds maintained by ACB are in full force and effect, ACB is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of ACB, such insurance coverage is adequate for ACB. Since the end of the most recent fiscal quarter, there has not been any damage to, destruction of, or loss of any assets of ACB not covered by insurance that could reasonably be expected to have a Material Adverse Effect on the business, financial condition, properties, assets or results of operations of ACB.

4.24         Loan Loss Reserves. As of March 31, 2015, the ACB loan loss reserve was adequate to cover the risk identified in the loan portfolio based on ACB’s policy and methodology, which has been previously provided to FNB.

4.25         Transactions With Affiliates. Except in the Ordinary Course of Business, ACB has not extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of ACB, or to any spouse or child of any of them, or to any of their “affiliates” or “associates” as such terms are defined in Rule 405 under the 1933 Act. ACB has not entered into any other transactions with the employees or directors of ACB or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to FNB. Any such transactions have been on terms no less favorable to ACB than those which would prevail in an arms-length transaction with an independent third party. ACB has not violated any applicable regulation of any government agency or regulatory authority having jurisdiction over ACB in connection with any such transactions described in this subsection.

4.26         Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for ACB’s own account, or for the account of its customers (all of which are listed on the ACB Disclosure Schedule), if any, were entered into in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of ACB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither ACB, nor to ACB’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

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4.27         Derivative Transactions. As of the date hereof, and except as disclosed in the ACB financial statements described in Section 4.6, ACB does not have any outstanding derivative contracts for its own account or for the account of any of its customers.

4.28         Information Pertaining to ACB. The Information Statement and other information pertaining to ACB which has been or will be furnished to FNB by or on behalf of ACB for distribution to the shareholders of ACB, or in the applications to be filed to obtain the Government Approvals (the “Applications”), does not and will not contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify contrary information as of an earlier date. All financial statements of ACB included in or accompanying the information to be provided to the shareholders of ACB, or the Applications, will present fairly the financial condition and results of operations of ACB at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. ACB shall promptly advise FNB in writing if, at any time prior to the Effective Time of the Merger, ACB shall obtain knowledge of any facts that would make it necessary to amend or supplement such information provided to the shareholders of ACB or any Applications, in order to make the statements therein not misleading or to comply with applicable laws and regulations.

4.29         Community Reinvestment Act Compliance. ACB is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, the “CRA”) and has received a CRA rating of “satisfactory” from the FDIC in its most recent examination, and ACB has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in ACB failing to be in substantial compliance with such provisions or having its current rating lowered.

4.30         Bank Secrecy Act. ACB has not been advised by any regulatory agency of any current or pending supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation, those provisions of federal regulations requiring (a) the filing of reports, such as the Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

4.31         Accuracy and Effective Date of Representations and Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of ACB set forth in this Agreement shall be deemed to be made on and as of the date hereof (except to the extent that a representation or warranty is qualified as set forth in the ACB Disclosure Schedule in a section corresponding in number with the applicable section of such representation or warranty), the Closing Date and the Effective Time of the Merger. No representation or warranty by ACB, and no statement by ACB in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, the Agreement of Merger or the Bank Merger Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to FNB.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF FNB AND FNBNC

In the following representations and warranties, all references to assets, liabilities, properties, rights, obligations, financial condition, operations, knowledge, information and other characteristics of FNB shall be deemed to include reference to those characteristics of FNB on a consolidated basis, except as the context otherwise indicates or requires. FNB represents and warrants to ACB that, except as set forth on a schedule (the “FNB Disclosure Schedule”) to be delivered to ACB concurrently with the execution and delivery of this Agreement, corresponding in number with the applicable section of this Agreement:

5.1           Corporate Status and Power to Enter Into Agreements. (i) FNB is a corporation duly incorporated, validly existing and in good standing under California law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, (ii) subject to obtaining the Government Approvals, FNB has all necessary corporate power to enter into this Agreement, the Agreement of Merger and the Bank Merger Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (iii) FNBNC is a national banking association and holds a national bank charter issued by the OCC to engage in the commercial banking business in the State of California at the locations at which it is located and currently conducts business, (iv) the Merger Corporation is a corporation duly incorporated, validly existing and in good standing under California law; and (v) neither FNB nor FNBNC is subject to any directive, resolution, memorandum of understanding or order of the OCC, FRB, FDIC, the DBO or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of FNB nor the location of its properties requires FNB or FNBNC to be licensed to do business in any jurisdiction other than the State of California. FNBNC’s deposits are insured by the FDIC to the maximum extent permitted by applicable law and regulation. FNB owns all of the outstanding equity securities of FNBNC and the Merger Corporation.

5.2          Articles, Bylaws, Books and Records. The copies of the Articles of Incorporation and Bylaws of FNB and the Articles of Association and Bylaws of FNBNC heretofore delivered to ACB are complete and accurate copies thereof as in effect on the date hereof. The minute books of FNB made available to ACB contain a complete and accurate record of all meetings of FNB’s Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of FNB fairly reflect the material transactions to which FNB is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained.

5.3          Compliance With Laws, Regulations and Decrees. FNB (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) to its knowledge, has complied in all material respects with, and is not in material default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of FNB or is not likely to otherwise have a Material Adverse Effect on FNB and FNBNC taken as a whole, (iii) have not failed to file with the proper federal, state, local or other authorities any material report or other document required to be filed, and (iv) have all approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all registrations with, all government agencies and regulatory authorities which are necessary to the business and operations of FNB and FNBNC as now being conducted.

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5.4           Employment Benefit Plans/ERISA.

(a)         FNB has provided to ACB an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefit, disability and other fringe benefit plans, trust agreements, arrangements and commitments of FNB (including but not limited to any such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible) (collectively, “FNB Employee Plans”), if any, together with copies of all of the FNB Employee Plans that are documented and any and all contracts of employment, and has made available to ACB any Board of Directors’ minutes (or committee minutes) authorizing, approving or guaranteeing the FNB Employee Plans and contracts;

(b)         All contributions, premiums or other payments due from FNB to (or under) the FNB Employee Plans through the end of the most recent fiscal quarter have been fully paid or adequately provided for on FNB’s audited financial statements for the year ended December 31, 2014, or FNB’s unaudited financial statements as of the end of the most recent fiscal quarter. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis;

(c)          The FNB Employee Plans have been administered where required in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended (“IRC”) and the terms of the FNB Employee Plans, and there is no pending or threatened litigation relating to any FNB Employee Plan;

(d)          FNB and FNBNC have not offered in the past health benefits for retired employees and have no intention to offer any additional health or other benefits for retired employees; and

(e)           Each FNB Employee Plan is in full force and effect, and none of FNB, FNBNC or any other party thereto is in material default under any of them, and there have been no claims of default and there are no facts or conditions which if continued, or on notice, will result in a material default under any of the FNB Employee Plans.

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5.5           Legal Actions and Proceedings. Except as disclosed in the FNB Disclosure Schedule, FNB is not a party to, or to its knowledge, threatened with, and to FNB’s knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and FNB is not subject to any potential adverse claim, the outcome of which could involve the payment or receipt by FNB of any amount in excess of One Hundred Thousand Dollars ($100,000), unless an insurer has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by FNB of a monetary amount, which could reasonably be expected to have a Material Adverse Effect on FNB or its business or property or the transactions contemplated hereby. FNB has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing and Economic Development, the California Unemployment Appeals Board, or any federal or state human relations commission or agency.

5.6           Regulatory Agreements. Neither FNB, FNBNC, nor any of its subsidiaries or affiliates is subject to any regulatory agreement, commitment, directive, order, understanding or undertaking with any governmental entity that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or the operations of its business, nor has FNB, FNBNC or any of its subsidiaries or affiliates been advised by any governmental entity that it is considering issuing or requesting any regulatory agreement.

5.7         Execution and Delivery of the Agreement.

(a)         The execution and delivery of this Agreement has been duly authorized by the Board of Directors of FNB and this Agreement, the Agreement of Merger and the Bank Merger Agreement have been duly and validly authorized by all necessary corporate action on the part of FNB.

(b)         This Agreement has been duly executed and delivered by FNB and (assuming due execution and delivery by ACB) constitutes a legal and binding obligation of FNB in accordance with its terms, and the Agreement of Merger and the Bank Merger Agreement, upon execution and delivery by the Merger Corporation and FNBNC (after obtaining all applicable Government Approvals and assuming due execution and delivery by ACB) will constitute, the legal and binding obligations of the Merger Corporation and AFNBNC in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). FNB has no knowledge of any facts and circumstances that could reasonably be expected to delay or preclude the receipt of all required Government Approvals of the transactions contemplated by this Agreement.

(c)          The execution and delivery by FNB of this Agreement and the consummation of the transactions contemplated herein and in the Agreement of Merger and the Bank Merger Agreement (i) do not violate any provision of the Articles of Incorporation or Bylaws of FNB or violate in any material respect any provision of federal or state law or any government rule or regulation (assuming receipt of the Government Approvals, and (ii) do not require any consent of any person under, conflict in any material respect with or result in a material breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which FNB is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which FNB is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of FNB.

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5.8           Retention of Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal, compliance, loan reviewers and accounting advisors) has been retained by FNB or is entitled to be paid based upon any agreements, arrangements or understandings made by FNB in connection with any of the transactions contemplated by this Agreement, the Merger Agreement or the Bank Merger Agreement, except that FNB has engaged the firm of Western Financial Corporation to act as its financial advisor and to render an opinion regarding the fairness of the Merger Consideration in the Merger, from a financial point of view, to FNB shareholders. FNB has provided ACB with a true and accurate copy of its agreement(s) with Western Financial Corporation.

5.9           Community Reinvestment Act Compliance. FNBNC is in substantial compliance with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” from the OCC in its most recent examination, and neither FNB nor FNBNC has any knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in FNBNC’s failing to be in substantial compliance with such provisions or having its current rating lowered.

5.10         Bank Secrecy Act. FNBNC has not been advised by any regulatory agency of any current or pending supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation, those provisions of federal regulations requiring (a) the filing of reports, such as the Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

5.11         Capital. As of December 31, 2014, on a pro forma basis after giving effect to the consummation of the Merger and the Bank Merger, FNB and FNBNC would both have been “well capitalized” as of such date under all federal capital adequacy guidelines, including “Prompt Corrective Action” guidelines of the FDIC as of such date, and neither FNB nor FNBNC has knowledge of any facts or circumstances that could be reasonably expected to result in FNB’s or FNBNC’s failing to be “well capitalized” upon consummation of the Merger and the Bank Merger.

5.12         Accuracy and Effective Date of Representations and Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of FNB set forth in this Agreement shall be deemed to be made on and as of the date hereof (except to the extent that a representation or warranty is qualified as set forth in the FNB Disclosure Schedule in a section corresponding in number with the applicable section of such representation or warranty), the Closing Date and the Effective Time of the Merger. No representation or warranty by FNB, and no statement by FNB in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, the Merger Agreement or the Bank Merger Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to ACB.

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ARTICLE 6

CONDITIONS TO THE OBLIGATIONS OF FNB

The obligations of FNB under this Agreement are, at its option, subject to fulfillment at or prior to the Effective Time of the Merger of each of the following conditions; provided, however, that any one or more of such conditions may be waived by the Board of Directors of FNB at any time at or prior to the Effective Time of the Merger:

6.1           Representations and Warranties. The representations and warranties of ACB in Section 4 hereof shall be true and correct on and as of the date of this Agreement, the Closing Date and the Effective Time of the Merger, with the same effect as though such representations and warranties had been made on and as of each such date or time except as to any representation or warranty which specifically relates to an earlier date or time, and except for any violations or breaches of the representations and warranties that would not have a Material Adverse Effect.

6.2           Compliance and Performance Under Agreement. ACB shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement required to be performed or complied with by it at or prior to the Effective Time of the Merger.

6.3           Material Adverse Effect. No change shall have occurred since the date of this Agreement in the business, financial condition, results of operations or assets of ACB which, in the reasonable judgment of FNB, would have, or is reasonably likely to have, a Material Adverse Effect on the business, financial condition, results of operations or assets of ACB.

6.4           Approval of Mergers and Agreements. The principal terms of this Agreement, the Merger and the Bank Merger shall have been duly approved by the affirmative vote or consent of the holders of not less than a majority of the outstanding shares of ACB common stock and by holders of at least a majority of each class of outstanding preferred stock.

6.5           Officer’s Certificate. FNB shall have received a certificate, dated the Effective Date, signed on behalf of ACB by its President and Chief Executive Officer and its Chief Financial Officer, confirming the matters described in Sections 6.1 and 6.2 of this Agreement.

6.6           Absence of Proceedings. No legal, administrative, arbitration, investigatory or other proceeding by any government agency or regulatory authority shall have been instituted or threatened to restrain or prohibit the Merger or the Bank Merger or other transactions contemplated by this Agreement.

6.7           Government Approvals. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any such Approvals shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by any of the parties hereto or shall impose any other condition or requirement, which condition or requirement FNB in its reasonable judgment shall deem to be Materially Burdensome. For purposes of this agreement no condition or requirement shall be deemed to be “Materially Burdensome” if such condition or requirement does not materially differ from conditions or requirements regularly imposed in orders approving transactions of the type contemplated by this Agreement and compliance with such condition or requirement would not:

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(a)           require the taking of any action materially inconsistent with the manner in which FNB or FNBNC has conducted its business previously;

(b)           have a Material Adverse Effect on the business, financial condition or results of operations of FNB or FNBNC; or

(c)           preclude the satisfaction of any of the conditions to consummation of the transactions contemplated by this Agreement.

6.8           Unaudited Financials. Not later than five (5) business days prior to the Effective Date, ACB shall have furnished FNB a copy of its most recently prepared unaudited month-end consolidated financial statements, including a balance sheet and statement of income of ACB, for the month ending prior to the Effective Date; provided, however, if the Effective Date occurs on or before the tenth (10th) business day of a month, ACB shall have furnished such month-end financial statements for the second month preceding the Effective Date.

6.9          Adjusted Shareholders’ Equity. As of a specified date not more than five (5) business days prior to the Effective Date, FNB shall have received from Vavrinek, Trine, Day & Co., LLP, independent public accountants for ACB, a letter in form and substance satisfactory to FNB, confirming ACB’s Adjusted Shareholders’ Equity as of such specified date (unaudited) as being not less than one hundred percent (100%) of ACB’s Shareholders’ Equity as of December 31, 2014 (audited). For purposes of this Section 6.9, the term “Adjusted Shareholders’ Equity” shall mean Shareholders’ Equity plus transaction expenses actually paid or accrued by ACB consisting of (a) the professional fees and expenses described in Section 3.2(n), but in no event exceeding Five Hundred Twenty-Five Thousand Dollars ($525,000) in the aggregate, (b) the aggregate retention and change in control payments described in Sections 3.3(j), (k) and (l), payable or reasonably expected to become payable (whether before or after the Closing) by ACB, or by FNB and FNBNC as an accommodation made in lieu of the amounts payable or reasonably expected to become payable by ACB (whether before or after the Closing), net of any tax benefits arising from the deductibility of such expenses, and (c) any expenses, accruals or provisions made or taken by ACB upon the written request of FNB or FNBNC.

6.10         Accountant’s Letter. As of a specified date not more than five (5) business days prior to the Effective Date, FNB shall have received from Vavrinek, Trine, Day & Co., LLP, independent public accountants for ACB, a letter dated the Effective Date, in form and substance satisfactory to FNB, as to such matters, as FNB may reasonably request.

6.11         Consents. ACB shall have received, or FNB shall have satisfied itself that ACB will receive, all consents of third parties as may be required including consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to ACB, in each case in form and substance reasonably satisfactory to FNB and its counsel, and no such consent or license or permit shall have been withdrawn or suspended.

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6.12         Shareholder Agreements. FNB shall have received signed shareholder agreements, in substantially the form attached hereto as Exhibit C, from all of the members of the ACB Board of Directors, on and effective as of the date of this Agreement, pursuant to which each such person in his or her capacity as a shareholder commits to vote all of his or her ACB Shares in favor of this Agreement, the Agreement of Merger and the Bank Merger Agreement, and to recommend to all other ACB shareholders, subject to the exercise of fiduciary duties, a vote in favor of the transactions contemplated by this Agreement, and no action shall have been taken by any such shareholder prior to such vote to rescind his or her agreement.

6.13         Non-Solicitation Agreements. On the date of this Agreement, FNB shall have received signed Non-Solicitation and Confidentiality Agreements from all of the members of the ACB Board of Directors and from each of the ACB executive officers identified in Section 3.3(k) and the ACB Disclosure Schedule, each to be effective as of the Effective Time of the Merger, substantially in the form attached hereto as Exhibit D, and no action shall have been taken by any such director or executive officer to rescind his or her Non-Solicitation and Confidentiality Agreement.

6.14        ACB Preferred Stock. The commitments delivered to the ACB Board of Directors by the holders of ACB Series A Preferred Stock and Series B Preferred Stock in the form attached hereto as Exhibit E shall remain in full force and effect in accordance with their respective terms and all consents and Government Approvals as may be necessary or appropriate in order to convert all shares of ACB Series A and Series B preferred stock into the right to receive cash as contemplated by this Agreement shall have been obtained.

6.15         Change in Control Agreements. On the date of this Agreement, ACB shall have entered into individual agreements with the ACB executive officers as described in Section 3.3(k) and the ACB Disclosure Schedule, confirming the termination of each such executive officer’s employment with ACB and the termination (cancellation) of each such executive officer’s change in control agreement with ACB, such termination of employment and termination (cancellation) of change in control agreement to be effective immediately prior to the Effective Time of the Merger, without any further action being required of ACB or such executive officer (or FNB or FNBNC), and no action shall have been taken by any such executive officer to rescind, deny or challenge his or her employment status or his or her agreement to the termination (cancellation) of his or her change in control agreement.

6.16         Dissenting Shareholders. Holders of not more than ten percent (10%) of the issued and outstanding shares of ACB capital stock having perfected their appraisal rights under Chapter 13 of the CGCL and having demanded payment of the fair value of their shares as Dissenting Shares at a price that exceeds the Per Share Consideration payable to Shareholders as set forth in Section 1.2(e).

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ARTICLE 7

CONDITIONS TO THE OBLIGATIONS OF ACB

The obligations of ACB under this Agreement are, at its option, subject to the fulfillment at or prior to the Effective Time of the Merger of each of the following conditions provided, however, that any one or more of such conditions may be waived by the Board of Directors of ACB at any time at or prior to the Effective Time of the Merger:

7.1          Representations and Warranties. The representations and warranties of FNB in Section 5 hereof shall be true and correct on and as of the date of this Agreement, the Closing Date and the Effective Time of the Merger, with the same effect as though such representations and warranties had been made on and as of each such date or time except as to any representation or warranty which specifically relates to an earlier date or time, and except for any violations or breaches of the representations and warranties that would not have a Material Adverse Effect.

7.2          Compliance and Performance Under Agreement. FNB shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement required to be performed or complied with by FNB at or prior to the Effective Time of the Merger.

7.3          Material Adverse Effect. No change shall have occurred since the date of this Agreement in the business, financial condition, results of operations or assets of FNB and FNBNC taken as a whole, which, in the reasonable judgment of ACB, would have, or is reasonably likely to have, a Material Adverse Effect on the business, financial condition, results of operations or assets of FNB and FNBNC taken as a whole.

7.4          Approval of Mergers and Agreements. The principal terms of this Agreement, the Merger and the Bank Merger shall have been duly approved by the affirmative vote or consent of the holders of not less than a majority of the outstanding shares of ACB common stock and by holders of at least a majority of each class of outstanding preferred stock.

7.5          Officer’s Certificate. ACB shall have received a certificate, dated the Effective Date, signed on behalf of FNB by its Chief Executive Officer, its President and its Chief Financial Officer, confirming the matters described in Sections 7.1 and 7.2 of this Agreement.

7.6          Absence of Proceedings. No legal, administrative, arbitration, investigatory or other proceeding by any government agency or regulatory authority shall have been instituted or threatened to restrain or prohibit the Merger or the Bank Merger or other transactions contemplated by this Agreement.

7.7           Government Approvals. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any such Approvals shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by any of the parties hereto or shall impose any other condition or requirement, which condition or requirement FNB in its reasonable judgment shall deem to be Materially Burdensome.

7.8 Consents. FNB shall have received, or ACB shall have satisfied itself that FNB will receive, all consents of third parties as may be required including consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to FNB, in each case in form and substance reasonably satisfactory to ACB, and no such consent or license or permit shall have been withdrawn or suspended.

7.9 Deposit with Paying Agent. FNB shall have deposited in trust with the Paying Agent the amount required by Section 2.2(a) for payment of the Merger Consideration.

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ARTICLE 8

CLOSING

8.1           Closing Date. On the third business day following receipt of all required Government Approvals (not including any applicable waiting periods), the parties shall select a proposed date for the consummation of the Mergers (the “Proposed Closing Date”) which the parties shall use their reasonable best efforts to cause to be the Closing Date. The closing (the “Closing”) shall, unless another date, time or place is agreed to in writing by FNB and ACB, be held at the offices of Dodd Mason George LLP, 991 West Hedding Street, Suite 102, San Jose, California 95126, at a time mutually agreed upon between the parties and on a date as soon as practicable but not less than fifteen (15) calendar days following the last to occur of (i) the expiration of any waiting periods under applicable law or regulation, and (ii) the date on which all conditions to the obligations of the parties to consummate the Merger and the Bank Merger (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied (the “Closing Date”).

8.2           Delivery of Documents. At the Closing, the parties shall use their respective best efforts to deliver or cause to be delivered the opinions, certificates and other documents required to be delivered by this Agreement.

8.3           Filings. At the Closing, FNB and ACB shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to FNB and ACB to give effect to the Merger and the Bank Merger.

ARTICLE 9

AMENDMENT; TERMINATION

9.1          Amendment. This Agreement may be amended by mutual written agreement of FNB, FNBNC, the Merger Corporation and ACB at any time prior to the Effective Time of the Merger without the approval of the shareholders of ACB with respect to any of their terms except the terms relating to the Merger Consideration or the form or amount of consideration to be delivered to the ACB shareholders or otherwise as required by applicable law.

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9.2           Termination. This Agreement and the Merger Agreement may be terminated (based upon action of the appropriate Board of Directors) at any time prior to the Effective Time of the Merger, as follows:

(a)           By mutual written consent of FNB and ACB;

(b)           By either FNB or ACB if the shareholder approval described in Section 3.2(a) shall not have been obtained, provided that the party seeking to terminate this Agreement is not then in material breach of any of its covenants or obligations under this Agreement and provided, further, that the right to terminate this Agreement under this paragraph will not be available to ACB where the failure to achieve such approval of the shareholders has been accompanied by a breach of one or more of the Shareholder Agreements;

(c)           By either FNB or ACB upon the expiration of thirty (30) days after any government agency or regulatory authority denies or refuses to grant any approval, consent or qualification required to be obtained in order to consummate the transactions contemplated by this Agreement, unless, within said thirty (30) day period after such denial or refusal, FNB and ACB agree to appeal such denial or refusal or agree to amend and re-submit the application to the government agency or regulatory authority that has denied or refused to grant the approval, consent or qualification requested; or by FNB if any such required approval, consent or qualification includes or will not be issued without the imposition of any condition or requirement that would be Materially Burdensome;

(d)           By FNB on or after September 30, 2015 (the “Termination Date”) if any of the conditions in Article 6 to which the obligations of FNB are subject have not been fulfilled, and by ACB on or after the Termination Date if any of the conditions in Article 7 to which the obligations of ACB are subject have not been fulfilled; provided, however, that a party that is then in material breach of any of its covenants or obligations under this Agreement shall not be entitled to terminate this Agreement under this paragraph;

(e)           By FNB if ACB shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article 6 and (ii) is incapable of being cured or is not cured by ACB prior to the earlier of the Termination Date and the date which is thirty (30) calendar days following receipt of written notice of such breach or failure to perform from FNB, provided, however, that FNB is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(f)            By ACB if FNB shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article 7 and (ii) is incapable of being cured or is not cured by FNB prior to the earlier of the Termination Date and the date which is thirty (30) calendar days following receipt of written notice of such breach or failure to perform from ACB, provided, however, that ACB is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(g)           By FNB if ACB fails to call a meeting of the ACB shareholders or to solicit action by written consent of the ACB shareholders accompanied by the unanimous recommendation of the ACB Board of Directors for approval of the principal terms of this Agreement, the Agreement of Merger and the Bank Merger Agreement, or in the event ACB enters into a Business Combination with another entity prior to the Termination Date under the circumstances described in Section 3.2(k)(iv); or

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(h)         By ACB if ACB enters into a Business Combination with another entity prior to the Termination Date under the circumstances described in Section 3.2(k)(iv), provided, however, that ACB pays to FNB, on demand, the amount of liquidated damages specified in Section 9.5(b) of this Agreement.

9.3          Notice. The power of termination hereunder may be exercised by FNB or ACB, as the case may be, only by giving written notice of termination to FNB or ACB, as applicable, signed on behalf of each such party by the Chairperson of its Board of Directors.

9.4          Extension of Time or Waiver. If the Closing shall not have occurred on or before the Termination Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the obligations, covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding the foregoing, if the only conditions to the Closing which remain unsatisfied on the Termination Date (other than those conditions that by their nature are to be satisfied at the Closing) are the receipt of the Government Approvals or the expiration of any waiting periods under applicable law or regulation, the Termination Date shall be automatically extended by one (1) month, or to such other date as the parties may mutually agree in writing, for the purpose of obtaining such Government Approvals or to allow for the expiration of such waiting periods.

9.5          Effect of Termination; Liquidated Damages.

(a)           If this Agreement is terminated for any reason, the Agreement of Merger and the Bank Merger Agreement shall automatically terminate. Termination of this Agreement shall not terminate or affect the obligations of the parties to pay expenses as provided in Section 11.10 (or the other applicable provisions of Article 11), to maintain the confidentiality of the each party’s information obtained pursuant to this Agreement (and the Mutual Non-Disclosure Agreement between FNB and ACB dated August 20, 2014) and the provisions of this Section 9.5.

(b)           If FNB terminates this Agreement pursuant to Section 9.2(b) and any one or more of the ACB directors has failed to perform his or her Shareholder Agreement, or if FNB terminates this Agreement pursuant to Section 9.2(g), or if this Agreement is terminated pursuant to Section 9.2(b) and within twelve (12) months after the Termination Date, ACB enters into a definitive agreement with respect to, or consummates the transactions contemplated by, a Business Combination with another entity and such entity had contacted ACB with an expression of interest in discussing a possible Business Combination after the date of this Agreement but prior to the Termination Date, or if ACB terminates this Agreement pursuant to Section 9.2(h), then ACB shall pay to FNB, on demand, the sum of Five Hundred Thousand Dollars ($500,000). In each such case, the amount indicated shall be deemed liquidated damages for expenses incurred and the lost opportunity cost for time devoted to the transactions contemplated by this Agreement and shall be FNB’s sole remedy for such actions.

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ARTICLE 10

INDEMNIFICATION

10.1         By FNB. FNB agrees to defend, indemnify and hold harmless ACB, its respective officers and directors, attorneys, accountants, and each person who controls ACB (within the meaning of the 1933 Act) from and against any costs, damages, liabilities and expenses of any nature, insofar as such costs, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Information Statement or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that FNB shall be liable in any such case only to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Information Statement or amendments or supplements thereto, in reliance upon and in conformity with information provided by and with respect to FNB for use in preparing the Information Statement. If and to the extent such agreement to indemnify may be unenforceable for any reason, FNB shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which may be permitted under applicable law.

10.2         By ACB. ACB agrees to defend, indemnify and hold harmless FNB, its officers and directors, attorneys, accountants, and each person who controls FNB (within the meaning of the 1933 Act) from and against any costs, damages, liabilities and expenses of any nature, insofar as such costs, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Information Statement or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that ACB shall be liable in any such case only to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Information Statement or amendments or supplements thereto, in reliance upon and in conformity with information provided by and with respect to ACB for use in preparing the Information Statement. If and to the extent such agreement to indemnify may be unenforceable for any reason, ACB shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which may be permitted under applicable law.

10.3         Notification. Promptly after receipt by any party to be indemnified pursuant to this sub-article (the “Indemnified Party”) of notice of (i) any claim or (ii) the commencement of any action or proceeding, the Indemnified Party will give the other party (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding. The Indemnifying Party shall have the right, at its option, to compromise or defend, by its own counsel, any such matter involving the Indemnified Party’s asserted liability. In the event that the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its legal counsel in the compromise of, or defense against, any such asserted liability. In any event, the Indemnifying Party shall have the right to participate in the defense of such asserted liability.

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ARTICLE 11

MISCELLANEOUS

11.1         Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by Federal Express or similar overnight courier, or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:

To FNB:	To ACB:

FNB Bancorp	America California Bank
Attn: Thomas C. McGraw	Attn: Charles Wang
975 El Camino Real, 3rd Floor	417 Montgomery Street
South San Francisco, CA 94080	San Francisco, CA 94104

Telephone: (650) 875-4865	Telephone: (415) 986-5678, ext. 304
Fax: (650) 588-9695	Fax: (415) 986-2116

With a copy to:	With a copy to:

Dodd Mason George LLP	Sheppard Mullin Richter & Hampton LLP
Attn: Joseph G. Mason, Esq.	Attn: Thomas G. Reddy, Esq.
Glenn T. Dodd, Esq.	Four Embarcadero Center
991 West Hedding Street, Suite 102	17th Floor
San Jose, CA 95126	San Francisco, CA 94111

Telephone: (408) 452-1478	Telephone: (415) 774-2929
Fax: (408) 452-1487	Fax: (415) 403-6050

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

11.2         Knowledge. Whenever the term “knowledge” or “to the best knowledge” or words of similar import are used in this Agreement in connection with a party’s representations and warranties, it shall mean the actual knowledge of a party after due inquiry of such party’s directors and executive officers.

11.3         Binding Agreement. This Agreement is binding upon and is for the benefit of FNB, FNBNC, the Merger Corporation and ACB and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. No party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other parties to this Agreement.

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11.4         Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means a condition, event, change or occurrence that has had or is reasonably likely to have a material adverse effect upon the financial condition, results of operations or business of a party and its subsidiaries, taken as a whole, or materially impairs the ability of such party to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) any action or omission of a party taken with the prior written consent of the other parties hereto or as otherwise expressly contemplated by this Agreement, (iv) any changes in general economic, market or political conditions affecting banks or their holding companies generally, (v) the impact of the announcement of this Agreement and the transactions contemplated hereby, (vi) changes in national or international political or social conditions including the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties, provided that the effect of such changes described in clauses (iv) and (vi) hereof shall not be excluded to the extent of any materially disproportionate impact (if any) they have on a party.

11.5         Survival of Representations and Warranties. No investigation by FNB or ACB made before or after the date of this Agreement shall affect the representations and warranties which are contained in this Agreement and such representations and warranties shall survive such investigation, provided that, except with respect to covenants, agreements and indemnification to be performed in whole or in part subsequent to the Effective Time of the Merger (as to which the related representations and warranties shall survive until their performance) which covenants, agreements and indemnification shall survive the Effective Time of the Merger, the representations, warranties, covenants and agreements of FNB and ACB contained in this Agreement shall terminate upon the Effective Time of the Merger.

11.6         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law rules.

11.7         Enforcement of Agreement. Except as specifically set forth in Section 9.5(b), each party hereto acknowledges that money damages would be an insufficient remedy for any breach of this Agreement by such party and that that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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11.8         Attorneys’ Fees. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

11.9         Entire Agreement; Severability. This Agreement and the documents, certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understandings of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof, excluding that certain Mutual Non-Disclosure Agreement signed between FNB and ACB and dated August 20, 2014. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

11.10       Expenses. FNB, FNBNC and ACB agree that each shall each bear its own expenses incurred in connection with the negotiation, preparation, and performance of this Agreement, including legal and accounting fees, printing costs, filing fees, and other necessary expenses regardless of whether the Merger or any other transaction contemplated under this Agreement is consummated.

11.11       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

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11.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, FNB, FNBNC, the Merger Corporation and ACB have caused this Agreement and Plan of Reorganization and Merger to be signed by their duly authorized officers as of the day and year first above written.

FNB BANCORP		AMERICA CALIFORNIA BANK

By:	/s/ Thomas C. McGraw	By:	/s/ Charles Wang
	Thomas C. McGraw, CEO		Charles Wang, Chairman and CEO

By:	/s/ Jim D. Black	By:	/s/ Angela Chang
	Jim D. Black, President		Angela Chang, Chief Financial Officer

FIRST NATIONAL BANK OF NORTHERN CALIFORNIA		ACB INTERIM MERGER CORPORATION

By:	/s/ Thomas C. McGraw	By:	/s/ Jim D. Black
	Thomas C. McGraw, CEO		Jim D. Black, President

By:	/s/ Jim D. Black
Jim D. Black, President
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Index to Definitions

ACB	Preamble

ACB Disclosure Schedule	Article 4 Preamble

ACB Employee Plans	4.14

ACB 401(k) Plan	3.2(c)

ACB Interim Merger Corporation	Preamble

ACB Shareholder	2.1

Agreement of Merger	Recitals

Applications	4.28

Bank Merger	Recitals

Bank Merger Agreement	Recitals

Benefits Termination Date	3.3(f)

Business Combination	3.2(k)

Certificate	1.2

CGCL	1.2

Closing	8.1

Closing Date	8.1

Commissioner	1.3

CRA	4.28

DBO	1.3

Dissenting Shares	1.2(f)

Effective Date	1.1

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Effective Time of the Bank Merger	1.1

Effective Time of the Merger	1.1

ERISA	4.14

FDIC	3.1(v)

FNB	Preamble

FNB Disclosure Schedule	Article 5 Preamble

FNB Employee Plans	5.4(a)

FNBNC	Preamble

FRB	3.3(a)

Government Approvals	3.3(a)

Indemnified Party	3.1(a), 10.3

Information Statement	3.2

Intellectual Property Rights	4.5

IRC	5.4(c)

Knowledge (“knowledge” or “to the best knowledge”)	11.2

Material Adverse Effect	11.4

Materially Burdensome	6.7

Maximum Amount	3.1(a)

Merger	Recitals

Merger Consideration	2.1

Non-Solicitation and Confidentiality Agreement	Recitals

OCC	1.3

Ordinary Course of Business	3.3(d)

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Paying Agent	2.2

Payment Agreement	2.2

Payment Fund	2.2

Per Share Consideration	2.1

Proposed Closing Date	8.1

Resulting Bank	1.3

Series A Preferred Stock	Recitals

Series B Preferred Stock	Recitals

Shareholder Agreement	Recitals

Shareholders	2.1

Termination Date	9.2

Transmittal Materials	2.1
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